iShares Trust
Transactions Effected Pursuant to Rule 10f-3
N-SAR Item 77(O)						Aggregate	Aggregate		Total
				Underwriter		Principal	Principal	Purchase	Commission
		Date of	Date of	From Whom	Affiliated	Amount	Amount	Price	Paid to
Series	Issuer	Offering	Purchase	Purchased	Underwriter	of Offering	Purchased	Per Share	Affiliate

166	City of Philadelphia Water and Wastewater	04/09/10	04/09/10	Morgan Stanley	PNC	$396,460,000	$100,000	$109.37	-
Revenue Refunding Bonds, Series 2010A